THE QUIZNO'S CORPORATION LETTERHEAD

            FOR RELEASE AT 6 AM, MDT ON JANUARY 10, 1997

                 THE QUIZNO'S CORPORATION ANNOUNCES
             FINANCING AGREEMENT DESIGNED TO FUEL GROWTH

Denver, Colorado - The QUIZNO'S Corporation (Nasdaq: QUIZ), franchisor of QUIZNO'S Classic Subsr restaurants, announced today it has received a $2 million loan from Dallas-based Retail & Restaurant Growth Capital, L.P. (RRGC).

Rick Schaden, QUIZNO'S president and CEO, said the majority of the proceeds will be used to secure and develop new QUIZNO'S restaurants, either through a turnkey program that would build and sell QUIZNO'S Classic Subs restaurants to franchisees or through the purchase of existing restaurants that could be converted to QUIZNO'S units. In addition, a portion of the proceeds will retire certain debt and provide working capital for the corporation.

"This financing provides a boost to our national expansion at a time when we are approaching a critical mass in the growth of our chain," Schaden said. As of December 31, 1996, 156 Quizno's restaurants were open in 25 states and Vancouver, British Columbia, and 61 markets were under development in the U.S. and Canada.

"We were impressed with RRGC's knowledge and expertise in our industry," Schaden said. "Its partners have been affiliated with Grandy's restaurants, On The Border, Spaghetti Warehouse, Canyon Cafe and other retailers, including Circuit City, Sunglass Hut International and Restoration Hardware."

QUIZNO'S will further capitalize on the new relationship with RRGC, naming one of its principals to serve on QUIZNO'S Board of Directors.

"QUIZNO'S is one of only two investment opportunities that RRGC selected in 1996 out of 377 that we reviewed," J. Eric Lawrence, RGC General Partners, said. "We are excited about Rick Schaden's skills in growing the chain to date and his ability to build a top management team in a highly competitive industry."

RRGC's General Partners Mark L. Masinter added: "We're excited about the quality of QUIZNO'S product, which far surpasses its competitors, and the quality of the QUIZNO'S team."

RRGC's four general partners offer collectively more than 50 years of investment, management, consulting and operating experience in the retail and restaurant industry. The firm lends growth capital to emerging companies that have had limited access to traditional debt and equity capital markets. The firm participates in the ownership of its portfolio companies through warrants to purchase a moderate equity interest. RRGC recently received its license from the Small Business Administration's Small Business Investment Co. which provides the firm with significant additional capital to invest in emerging businesses.

Under the five-year financing agreement with QUIZNO'S, RRGC has loaned the franchisor $2 million, a portion of which is convertible into equity of the Company, currently 372,847 shares a conversion price of $3.10 per share. If the loan is paid off before conversion, RRGC will receive warrants to purchase these shares at $3.10 per share. The loan is repayable interest only for the first 18 month, with principal and interest due over the remaining 42 months.

The quick-service, Italian-style deli concept, which serves signature over-baked QUIZNO'S Classic Subs, has been a popular Denver-based chain for 16 years and has grown from 18 restaurants open in 1991 when Rick Schaden and his father purchased the company to 156 open at the end of 1996.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions; costs of labor, marketing, food and non-food items purchased by QUIZNO'S restaurants; weather conditions and eating habits of the American public. Such risks were detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1995 and the subsequent Forms 10-QSB.

For more information, contact Debbie Leider or Sue Hoover,
The QUIZNO'S Corporation
Corporate Communications line, (303) 706-9338